                                                                    Exhibit 10.1
                                                                    ------------

                         400 RIVER LIMITED PARTNERSHIP
                             2101 ROSECRANS AVENUE
                                   SUITE 5252
                          EL SEGUNDO, CALIFORNIA 90402
                 Telephone (310) 607-0003   Fax (978) 607-3005

November 12, 2002

Via Telecopy and Federal Express
--------------------------------
Mr. Arthur Becker
ClearBlue Technologies, Inc.
20 East 66th Street
2nd Floor
New York, NY 10021

Re:   400 Minuteman Road, Andover, Massachusetts (the "Property")

      Escrow # 2251-25171 with Chicago Title Insurance Company (the "Escrow")

      Transactions Involving 400 River Limited Partnership ("River"), Farm Associates Limited Partnership ("Farm"), NaviSite, Inc. ("NaviSite"), and ClearBlue Technologies, Inc. ("ClearBlue") (collectively, the "Transactions")

Dear Arthur:

As you know, we closed the first leg of the Transactions on 9/11/2002. Pursuant to the Undertakings Agreement dated 9/11/2002 among River, Farm and ClearBlue (the "Undertakings Agreement"), the Escrow Agreement dated 9/11/2002 among River, Farm, ClearBlue and Chicago Title Insurance Company (the "Escrow Agreement"), and the Cash Escrow Letter Agreement dated 9/11/2002 among River, ClearBlue and Chicago Title Insurance Company, we deposited certain documents (most of which were not executed) into the Escrow, ClearBlue deposited $999,973.20 into the Cash Escrow with Chicago Title Insurance Company, and ClearBlue delivered a $1,000,000 Promissory Note dated 9/11/2002 to River (the "Note").

We hereby amend the Transactions, and certain of the documents evidencing the Transactions, as follows:

1. The Note is amended to delete the provisions regarding accrual of interest and to increase the face amount of the Note to Two Million Dollars ($2,000,000). River will instruct Chicago Title to return to ClearBlue the $999,973.20 deposited into the Cash Escrow by ClearBlue (together with any accrued and unpaid interest thereon) when and if Clear Blue delivers to River a new Note for Two Million Dollars ($2,000,000) and otherwise on the same terms as the existing Note, duly executed and authorized by ClearBlue (at which time River also will deliver back to ClearBlue, or destroy, the existing Note).

2. All parties have agreed that the initial 6-day closing period described in the Undertakings Agreement and the Escrow Agreement is extended from 11/12/2002 until 1/31/2003, and that no party is prejudiced by agreeing to such extension (i.e., the documents evidencing the Transactions, as modified hereby, are still in full force and effect, subject to the satisfaction of the conditions to closing as set forth therein).

3. If we close under the Undertakings Agreement after 11/12/2002 and on or before 1/31/2003, 400 River will reimburse to NaviSite one-half of the base rent, Taxes and insurance costs paid by NaviSite to River under the existing Lease of the Property between NaviSite and River for the period 11/13/2002 until the closing occurs.

4. If NaviSite is not in default under the New Lease beyond applicable notice and core periods therein, and, on or before August 1, 2003, Farm enters into a lease of at least 35,000 square feet of the Property with a new tenant other than NaviSite or its affiliates and such lease has become enforceable in accordance with its terms (and the new tenant either has occupied its new space to conduct business or has paid its first month's rent under its new lease), Farm will pay to NaviSite an additional Four Hundred Thousand Dollars ($400,000).

5. ClearBlue and NaviSite have requested and Farm has agreed that NaviSite will have the right, but not the obligation, to lease additional space on the 2nd floor of the Building at 400 Minuteman Road as follows. NaviSite may exercise this right only by delivering unconditional written notice of exercise to Farm on or before 5:00 PM Eastern Time on December 1, 2002. Time is of the essence, and if for any reason this unconditioned exercise notice is not delivered as and when required, NaviSite will have no right to lease additional space in the Building. If this unconditional exercise notice is delivered as and when required, the new Lease between Farm, as landlord and NaviSite, as tenant, which is one of the unexecuted documents deposited into the Escrow pursuant to the Undertakings Agreement (the "New Lease"), will be deemed to have been modified to add to NaviSite's initial leased premises on the 1st floor of the Building 11,500 r.s.f. of additional office space on the 2nd floor of the Building, being the area in the Southeast corner of the 2nd floor that formerly housed the cafeteria (the "New Space) on the same terms (e.g., the same rental rate per square foot of rentable area) as the rest of the leased premises, for a total of 88,000 r.s.f. under the New Lease, and NaviSite's Tenant's Percentage will be increased to 57.52%. Regardless of whether NaviSite exercises its right to lease the New Space, the New Lease is hereby modified by deleting Rider #2 thereto and attaching Rider #2 attached hereto.

6. The Temporary License Agreement between Farm, as licensor, and NaviSite, as licensee, which is one of the unexecuted documents deposited into the Escrow pursuant to the Undertakings Agreement (the "Temporary License"), is modified by replacing the phrase "six (6) months from the date hereof" in Section 2(b) of the Temporary License with the phrase "February 1, 2003", with the intent that NaviSite will vacate the 2nd floor of the Building and the license granted thereunder will terminate no later than that date.

Please have ClearBlue sign below to show its agreement to these changes and its agreement to promptly execute and deliver conforming amendments to (or replacements of) the following documents: the Undertakings Agreement; the Escrow Agreement; the Cash Escrow Agreement; the Note; the Purchase and Sale Agreement; the Temporary License; and the New Lease. Please deliver back to me at least one fully-executed counterpart original of this Letter Agreement. When fully executed, this Letter Agreement will be deemed to amend the Transactions and the documents described above, and will also serve as a modification of the escrow instructions to Chicago Title. Please call if you have any questions.

Regards,

400 RIVER LIMITED PARTNERSHIP             FARM ASSOCIATES LIMITED PARTNERSHIP
By: Niuna-400 River, Inc.,                By: Finca-Farm, Inc., general partner
    general partner

    By: /s/ John Kusmiersky                   By: /s/ John Kusmiersky
        -----------------------                   -----------------------
        Name:  John Kusmiersky                    Name:  John Kusmiersky
        Title: President                          Title: President

Agreed:                                   Agreed:

CLEARBLUE TECHNOLOGIES, INC.              NAVISITE, INC.

By: /s/ Arthur Becker                     By: /s/ Kevin H. Lo
    -----------------------                   -----------------------
    Name:  Arthur Becker                      Name:  Kevin H. Lo
    Title: Director                           Title: CFO
    Authorized Officer                        Authorized Officer

Mr. Arthur Becker
November 10, 2002
Page 2
NAVISITE LETTER MODIFICATION OF DOCS #9 - 1112021.doc

                                    RIDER #2

Miscellaneous Changes
---------------------

This Rider #2 changes, supplements and modifies certain provisions of this Lease, and if there is any conflict between this Rider #2 and the rest of this Lease, this Rider will control.

A.   Section 1.1(c) is deleted and is replaced by the following:

     "Premises: The Ground Floor of the Building (excluding the Lobby Area but including the MDF Rooms as described in Section 24.2(b)), and the Penthouse area of the Building, all as shown in Exhibit "A-1" agreed to contain 76,500 square feet of rentable area."

B. In Section 1.3, the words "Landlord's Work and/or" are deleted from the first line.

C. In Section 3, Tenant's Moveable Property will include, and Non-Removed Property will not include, Tenant's network switchgear and associated cabling.

D. In Section 5(b), the words "Bank of Boston" are replaced by the words "Fleet Bank".

E. In Section 8.1(a), the figure "7,000,000.00" is replaced by the figure "5,000,000.00".

F. In Section 10, the first two sentences are deleted and are replaced by the following:

     "Tenant will pay when due to the furnishing parties all fees and costs for utility services, and meters and equipment, furnished to the Premises, including, without limitation, telephone, electricity, HVAC, sewer, water and gas (if furnished). However, when and if Landlord leases to other tenants who then occupy the Building, Landlord will install, at its expense, meters, submeters, or Intellimeters or their equivalent to measure the electricity actually used within the Premises and charge Tenant according to that actual use."

G. In Section 12.1, the following are added as part of Landlord's obligations to repair and maintain: the Lobby Area, the Atrium, the base building Systems and Equipment that serve the common areas (but not the Premises), the roof, and the exterior window systems.

H.   Section 12.2 is deleted and is replaced by the following:

     "12.2 Tenant's Obligations. Except for Landlord's obligations in Section
     12.1 and as set forth immediately below, Tenant will maintain and repair the Premises and all Systems and Equipment serving the Premises, including the following, regardless of whether they are within or outside the
     Premises: the existing backup generators, existing telephone switches, switch gear, holding tanks, paralleling gear, switch gear, UPS equipment, batteries or any power distribution equipment, and associated Systems and Equipment, and the life safety Systems and Equipment (but Landlord will reimburse to Tenant the reasonable cost of repairing, maintaining or replacing minor items of the life safety Systems and Equipment in other tenant spaces or in the common areas, such as fire extinguishers, exit lighting, or fire alarms), in a first-class manner (including replacement thereof if and when necessary), and keep the Premises in good order and condition, including, without limitation, Tenant's Movable Property, all doors, windows, window treatments, wall coverings, floor coverings, non-structural portions of the ceiling, floor and walls, and Tenant's Alterations (unless otherwise requested by Landlord). Tenant will not be required to repair or maintain the elevators. Subject to Landlord's prior consent, which will not be unreasonably withheld, Tenant may select a cleaning company of its choice to clean the Premises at Tenant's sole cost. In furtherance of Tenant's maintenance and repair obligations, Landlord will assign to Tenant, or cooperate in a commercially reasonable manner with Tenant in enforcing, any guarantees or warranties applicable to the Building and the Systems and Equipment. If Tenant does not repair and maintain as required above or in

MR. ARTHUR BECKER
November 10, 2002
Page 2
NAVISITE LETTER MODIFICATION OF DOCS #9 - 1112021.doc

     accordance with applicable Laws, in addition to any other rights of Landlord hereunder, Landlord may contract with outside contractors to repair and maintain all or parts of the Systems and Equipment that Tenant is otherwise required to repair and maintain, and if so, Tenants will pay to Landlord the reasonable costs thereof."

H.   In Section 13.2, the words "or approvals" is added in the second line.

I.   Section 13.6 is deleted and is replaced by the following:

     "13.6 Conversion to Office Space. Subject to the following and the rest of this Article and this Lease (but not Section 13.1(e), which will not apply), Tenant will have the right to convert portions of the interior of the Premises from their current use as a data center to office use (the space so converted is called the "Office Space"). The Office Space will not include the MDF Rooms or the Penthouse, as defined in Section 24.2(b). Tenant will employ licensed mechanical engineers, architects and contractors it selects subject to the reasonable approval of Landlord, such approval not to be unreasonably withheld or delayed, for the design and construction of the Office Space, and will construct the Office Space in accordance with the terms of this Lease, and the plans, specifications and recommendations approved by Landlord subject to this Lease, subject to compliance with applicable Laws. Tenant will be solely responsible for the timely payment of all fees and costs for said engineers, architects and contractors, and for the reasonable costs of any engineers or architects hired by Landlord to review Tenant's plans and specifications and supervise such work, and all other costs and other Liabilities in connection with the design and construction of the Office Space and will indemnify Landlord and its Affiliates therefor and defend and hold them harmless therefrom."

J. In Section 13.5, Tenant and its Affiliates will be granted both internal and external access to the rooftop for the purposes described in Section 13.5 subject to Landlord's reasonable rules and regulations as to access and the other terms of that Section and the rest of this Lease, and provided further that Tenant will indemnify Landlord and its Affiliates for all damage and other Liabilities resulting therefrom.

K.   In Section 15.2, the reference to Section 13.8 is changed to Section 13.6.

L.   Section 18.5(a)(i) is deleted and is replaced by the following:

     "(i) A "Tenant Affiliated Entity" means and refers to a person, corporation, limited liability company, partnership or other business entity or organization which is a parent corporation of Tenant, or a subsidiary corporation of Tenant or its parent corporation, or is under common control of Tenant or its parent corporation."

M.   The last sentence of Section 19.1 is deleted.

N.   Section 24.2(b) is deleted and is replaced by the following:

     "(b) Notwithstanding Subsection (a) above or anything else to the contrary, although the MDF rooms and the Penthouse area of the Premises, all as shown in Exhibit "A-1" (the "MDF Rooms," and the "Penthouse," respectively) will remain part of the Premises, Tenant understands and agrees that: Tenant's use of the MDF Rooms and the Penthouse are non-exclusive, and Landlord may allow others to use those areas; Tenant may not alter or reconfigure the MDF Rooms and the Penthouse without Landlord's prior written consent nor may Tenant close any of them at any time, whether before, during or after business hours, or deny access to others permitted by Landlord to use them. except to the extent previously approved by Landlord in writing and subject to the terms below; and Landlord and its designees will have the right to freely access and use the MDF Rooms and the Penthouse and install Systems and Equipment therein, subject to the terms below. Access to the MDF Rooms and the Penthouse will be subject to the terms of Section 24.2(a) above. In no event shall Tenant be subject to or responsible for any Liabilities which result from the entry by Landlord, its Affiliates, its guests, employees, invitees or contractors or the other tenants of the Building into the Premises, including the MDF Rooms or the Penthouse, except to the extent that such Liabilities result from the negligence or willful misconduct of Tenant."

MR. ARTHUR BECKER
November 10, 2002
Page 2
NAVISITE LETTER MODIFICATION OF DOCS#9 - 1112021.doc

O.   Section 24.3 is deleted and is replaced by the following:

     "24.3 Brokers. Tenant represents and warrants that it has no written or oral agreement with any agent, broker, finder or other person which would entitle such a person to a commission or other fee from Landlord in connection with this or any related transaction. Landlord represents and warrants that it has no written or oral agreement with any agent, broker, finder or other person which would entitle such a person to a commission or other fee from Tenant in connection with this or any related transaction."

P. In Paragraph 9 of the Rules and Regulations attached as Exhibit "E" to this Lease, the following will be added at the end of the first sentence: "(except for chemicals or vapors used for the existing dry-suppression life safety system in the Building, which will be permitted provided that Tenant uses them in a commercially reasonable and customary manner and complies with all applicable Laws in connection therewith)."

MR. ARTHUR BECKER
November 2, 2002
Page 2
NAVISITE LETTER SHARE DISTRIBS #2 - 111202.doc

Agreed:                                      Agreed:

CLEARBLUE TECHNOLOGIES, INC.                 NAVISITE, INC.

By: /s/ Arthur Becker                        By: /s/ Kevin H. Lo
    -----------------------                      ----------------------------
    Name:  Arthur Becker                         Name: Kevin H. Lo
    Title: Director                              Title: CFO
    Authorized Officer                           Authorized Officer

Agreed:

By: /s/ Arthur Becker
    -----------------------
    Arthur Becker